Exhibit 99

           vFinance Reports 4th Consecutive Quarter of Record Results
                         Firm Posts Net Profit of $2.1M

Boca Raton, FL: May 18, 2004 - vFinance Inc., a leading financial services firm focused on servicing the needs of high growth companies, institutions and high net-worth investors reported record results for its first quarter ended March 31, 2004.

Revenues for the first quarter of 2004 were $7,812,571 as compared to $3,778,609 in the prior year, an increase of more than 100%. The Company's net income for the quarter was $2,143,794 or $0.06 per fully diluted share, as compared to a net loss of ($261,962), or ($0.01) per fully diluted share in the prior year.

The Company's results for the first quarter of 2004 represent the fourth consecutive quarter of record revenues and net income. The year to year improvement in revenues during the first quarter was attributable to successful recruiting efforts supported by a dramatic improvement in market conditions. Retail Brokerage revenues increased by 83%, Trading revenues increased by 112% and Investment Banking revenues increased by 276%.

During the quarter, the Company posted a record operating profit of $506,000. The Company's net income for the quarter includes a net benefit of $1,238,000 from the elimination of debt as well as $400,000 of income from the realization of a portion of its deferred tax assets.

The Company's balance sheet strengthened significantly during the quarter. Cash increased by $1.1 million resulting in a quarter-end balance of nearly $5 million. In addition, the Company was able to eliminate virtually all of its debt as investors converted debt to equity and its new clearing firm satisfied a $1.5M loan on the Company's behalf.

The combination of record operating results, the reduction of debt and the realization of deferred tax assets pushed the Company's shareholders' equity to greater than $4,000,000, an increase of approximately $3,000,000 from year-end.

"Achieving record results in an uncertain financial services market underscores the strength of our Independent Contractor (IC) business model," said Leonard Sokolow, CEO and President. "The IC's are entrepreneurial partners that drive revenues while affording vFinance a flexible cost structure. We believe that our IC model, supported by a strong balance sheet, provides a solid foundation from which we can continue to grow the business.

About vFinance:

vFinance, Inc. is a rapidly growing financial services company that provides research, investment banking, brokerage and trading services to more than 10,000 corporate, institutional and private clients worldwide. The Company has offices in New York, San Jose, Houston, Boca Raton and 24 other cities nationwide. Its subsidiary, vFinance Investments, Inc., is a registered broker-dealer with the SEC and a member of the NASD.

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http://www.vfinance.com, the Company's Web site, is a leading destination on the
Internet for companies seeking capital, as well as institutional and high net-worth investors seeking dynamic high-growth companies. Each year, the site hosts more than one million visitors from over 90 countries. This audience creates a perpetual, global deal stream for finance's bricks-and-mortar financial service units and enables vFinance Investments' Research Department to identify emerging trends, market segments and pioneering firms.

For vFinance Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, statements concerning internal operations, marketing, management's plans, objectives and strategies, and management's assessment of market factors and conditions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitations, the volatility of domestic and international financial, bond and stock markets, intense competition, extensive governmental regulation, litigation, substantial fluctuations in the volume and price level of securities and other risks as detailed in the Company's filings with the Securities and Exchange Commission. vFinance assumes no obligation to update any forward-looking information in this press release.

Contact:
Dave Spector
Executive Vice President, Marketing & Web Operations
561-981-1015



















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CONDENSED FINANCIAL INFORMATION:

                                 vFINANCE, INC.
                            STATEMENTS OF OPERATIONS


                                            Quarter Ended Mar. 31,
                                     ----------------------------------
                                          2004                2003
                                     -------------        -------------

Revenues                             $  7,812,571         $  3,778,609

Cost of revenues                        5,146,312            2,209,456

Gross profit                            2,666,259            1,569,153

Operating expenses                      2,159,945            1,803,913

Other income (expenses)                 1,637,480              (27,202)

Income (Loss) available
 to common stockholders              $  2,143,794         $   (261,962)
                                     =============        =============

Income (Loss) per share:
Diluted                                     $0.06               ($0.01)
                                     =============        =============